Exhibit 4.3

THE REGISTERED HOLDER OF THIS UNIT PURCHASE OPTION BY ITS ACCEPTANCE HEREOF, AGREES THAT THE SECURITIES EVIDENCED BY THIS UNIT PURCHASE OPTION MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT AS HEREIN PROVIDED AND THE REGISTERED HOLDER OF THIS UNIT PURCHASE OPTION AGREES THAT THE SECURITIES EVIDENCED BY THIS UNIT PURCHASE OPTION WILL NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED, OR BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT, OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF THIS UNIT PURCHASE OPTION OR THE SECURITIES EVIDENCED BY THIS UNIT PURCHASE OPTION, FOR A PERIOD OF ONE HUNDRED EIGHTY (180) DAYS FOLLOWING THE EFFECTIVE DATE (DEFINED BELOW) TO ANYONE OTHER THAN TO ANY MEMBER PARTICIPATING IN THE OFFERING AND THE OFFICERS OR PARTNERS THEREOF, IF ALL SECURITIES SO TRANSFERRED REMAIN SUBJECT TO THE LOCK-UP RESTRICTION SET FORTH ABOVE FOR THE REMAINDER OF THE TIME PERIOD.

FORM OF UNIT PURCHASE OPTION

FOR THE PURCHASE OF [_____] UNITS

OF HELIX TCS, INC.

1.	Unit Purchase Option.

THIS CERTIFIES THAT, in consideration of $10.00 duly paid by or on behalf of The Benchmark Company (“Benchmark” or “Holder”), as registered owner of this Unit Purchase Option, to Helix TCS, Inc. (the “Company”), Holder is entitled, at any time or from time to time commencing on the 180th day after the commencement of sales in the public offering (the “Effective Date”) being conducted pursuant to the registration statement (the “Registration Statement”) pursuant to which certain units of securities are offered for sale to the public (the “Offering”) (the “Commencement Date”), and at or before 5:00 p.m., Eastern Time, on the fifth anniversary of the Effective Date (the “Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to [______] units (the “Units”) of the Company, consisting of [______] shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and warrants to purchase up to [______] shares of Common Stock (the “Warrants”). The Warrants are in the form attached hereto as Exhibit A. If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Unit Purchase Option may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate the Unit Purchase Option. This Unit Purchase Option is initially exercisable at $[_____] per Unit (or 100% of the public offering price of the units of securities being sold in the Offering) so purchased; provided, however, that upon the occurrence of any of the events specified in Section 5 hereof, the rights granted by this Unit Purchase Option, including the exercise price per Unit and the number of Units to be received upon such exercise, shall be adjusted as therein specified. The term “ Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context.

2.	Exercise.

(a) Exercise Procedure. In order to exercise this Unit Purchase Option, the exercise form attached hereto must be duly executed and completed and delivered to the Company, together with this Unit Purchase Option and payment of the Exercise Price for the Units being purchased payable in cash or by certified check or official bank check. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern time, on the Expiration Date, this Unit Purchase Option shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

(b) Legend. If required by applicable law at the time of any exercise, each certificate for the securities purchased under this Unit Purchase Option shall bear a legend as follows unless such securities have been registered under the Act:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”) or applicable state law. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act and applicable state law.”

(c) Cashless Exercise.

(i) If at the time of any exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance and sale of the Shares, the Warrants and/or the Shares issuable upon exercise of the Warrants, then in lieu of the payment of the Exercise Price multiplied by the number of Units for which this Unit Purchase Option is exercisable (and in lieu of being entitled to receive Shares and Warrants) in the manner required by Section 2(a), the Holder shall have the right (but not the obligation) to convert any exercisable but unexercised portion of this Unit Purchase Option into Units (or that number of Shares and Warrants comprising that number of Units) (the “ Conversion Right ”) as follows:

(A) Upon exercise of the Conversion Right, the Company shall deliver to the Holder (without payment by the Holder of any of the Exercise Price in cash) that number of Units (or that number of Shares and Warrants comprising that number of Units), equal to the quotient obtained by dividing (x) the Value of the portion of the Unit Purchase Option being converted by (y) the Current Market Price of a Share.

(B) The “Value” of the portion of the Unit Purchase Option being converted shall equal the remainder derived by subtracting (a) (i) the Exercise Price multiplied by (ii) the number of Units underlying the portion of this Unit Purchase Option being converted, from (b) the Current Market Value of a Unit multiplied by the number of Units underlying the portion of the Unit Purchase Option being converted.

(C) As used herein, the term “Current Market Value” per Unit at any date means the remainder derived by subtracting (x) the exercise price of the Warrants multiplied by the number of Shares issuable upon exercise of the Warrants underlying one Unit from (y) the Current Market Price of the Shares multiplied by the number of Shares included within one Unit and underlying the Warrants included within one Unit.

(D) The “Current Market Price” of a Share shall mean (i) if the Shares are listed on a national securities exchange or quoted on the OTCQB or OTCQX (or any successor exchange or entity), the closing or last sale price of the Shares in the principal trading market for the Shares on the last trading day preceding the day in question as reported by the exchange, the OTCQB or OTCQX, as the case may be; (ii) if the Shares are not listed on a national securities exchange or quoted on the OTCQB or OTCQX, but are traded in the residual over-the-counter market, the closing bid price for the Shares on the last trading day preceding the date in question for which such quotations are reported in the “Pink Sheets” published by OTC Markets Group, Inc. or similar publisher of such quotations; and (iii) if the fair market value of the Shares cannot be determined pursuant to clause (i) or (ii) above, such price as the Board of Directors of the Company shall determine, in good faith.

(ii) The Cashless Exercise. Right may be exercised by the Holder on any business day on or after the Commencement Date and not later than the Expiration Date by delivering the Unit Purchase Option with the duly executed exercise form attached hereto with the cashless exercise section completed to the Company, exercising the Cashless Exercise Right and specifying the total number of Units the Holder will purchase pursuant to such Cashless Exercise Right.

(d) Resale of Shares. Holder and the Company acknowledge that as of the date hereof the Staff of the Division of Corporation Finance of the SEC has published Compliance & Disclosure Interpretation 528.04 in the Securities Act Rules section thereof, stating that the holder of securities issued in connection with a public offering may not rely upon Rule 144 promulgated under the Act to establish an exemption from registration requirements under Section 4(1) under the Act, but may nonetheless apply Rule 144 constructively for the resale of such shares in the following manner: (a) provided that six months has elapsed since the last sale under the registration statement, an underwriter or finder may resell the securities in accordance with the provisions of Rule 144(c), (e), and (f), except for the notice requirement; (b) a purchaser of the shares from an underwriter receives restricted securities unless the sale is made with an appropriate, current prospectus, or unless the sale is made pursuant to the conditions contained in (a) above; (c) a purchaser of the shares from an underwriter who receives restricted securities may include the underwriter’s holding period, provided that the underwriter or finder is not an affiliate of the issuer; and (d) if an underwriter transfers the shares to its employees, the employees may tack the firm’s holding period for purposes of Rule 144(d), but they must aggregate sales of the distributed shares with those of other employees, as well as those of the underwriter or finder, for a six-month period from the date of the transfer to the employees. Holder and the Company also acknowledge that the Staff of the Division of Corporation Finance of the SEC has advised in various no-action letters that the holding period associated with securities issued without registration to a service provider commences upon the completion of the services, which the Company agrees and acknowledges shall be the closing of the Offering, and that Rule 144(d)(3)(ii) provides that securities acquired from the issuer solely in exchange for other securities of the same issuer shall be deemed to have been acquired at the same time as the securities surrendered for conversion (which the Company agrees is the date of the initial issuance of this Unit Purchase Option). In the event that following a request by Holder to transfer the Shares in accordance with Compliance & Disclosure Interpretation 528.04 counsel for the Company reasonably concludes that Compliance & Disclosure Interpretation 528.04 no longer may be relied upon as a result of changes in applicable laws, regulations, or interpretations of the SEC Division of Corporation Finance, or as a result of judicial interpretations not known by the Company or its counsel on the date hereof (either, a “Registration Trigger Event”), then the Company shall promptly, and in any event within five (5) business days following the request, provide written notice to Holder of such determination. As a condition to giving such notice, the Company shall offer Holder a single demand registration right pursuant to an agreement in form reasonably acceptable to the Holder; provided that notwithstanding anything to the contrary, the obligations of the Company pursuant to this Section 2 shall terminate on the fifth anniversary of the Commencement Date. In the absence of such conclusion by counsel for the Company, the Company shall, upon request of Holder given no earlier than six months after the final closing of the Offering, instruct its transfer agent to permit the transfer of such shares in accordance with Compliance & Disclosure Interpretation 528.04, provided that Holder has provided such documentation as shall be reasonably be requested by the Company to establish compliance with the conditions of Compliance & Disclosure Interpretation 528.04.

3.	Transfer.

(a) Restrictions—General. The securities evidenced by this Unit Purchase Option shall not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of, this Unit Purchase Option (or any securities underlying this Unit Purchase Option) for a period of one hundred eighty (180) days following the Commencement Date to anyone other than to any member participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Unit Purchase Option and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within three business days transfer this Unit Purchase Option on the books of the Company and shall execute and deliver a new Unit Purchase Option or Unit Purchase Options of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Units purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

(b) Restrictions—Securities. The securities evidenced by this Unit Purchase Option shall not be transferred unless and until (i) the Company has received the opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company, or (ii) a registration statement or a post-effective amendment to the Registration Statement relating to such securities has been filed by the Company and declared effective by the Securities and Exchange Commission (the “Commission”) and compliance with applicable state securities law has been established.

4.	New Unit Purchase Options to be Issued.

(a) Partial Exercise. Subject to the restrictions in Section 3 hereof, this Unit Purchase Option may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Unit Purchase Option for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price, the Company shall cause to be delivered to the Holder without charge a new Unit Purchase Option of like tenor to this Unit Purchase Option in the name of the Holder evidencing the right of the Holder to purchase the number of Units purchasable hereunder as to which this Unit Purchase Option has not been exercised or assigned.

(b) Loss, Theft, Destruction. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Unit Purchase Option and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Unit Purchase Option of like tenor and date. Any such new Unit Purchase Option executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5.	Adjustments.

(a) Exercise Price and Number of Securities. The Exercise Price and the number of Units underlying the Unit Purchase Option shall be subject to adjustment from time to time as hereinafter set forth:

(i) If after the date hereof, and subject to the provisions of Section 5(c) below, the number of outstanding Shares is increased by a stock dividend payable in Shares or by a split-up of Shares or other similar event, then, on the effective date thereof, the number of Shares underlying each of the Units purchasable hereunder shall be increased in proportion to such increase in outstanding shares. In such case, the number of Shares, and the exercise price applicable thereto, underlying the Warrants underlying each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants. For example, if the Company declares a two-for-one stock dividend and immediately prior to such dividend this Unit Purchase Option is for the purchase of one Unit at $[___] per whole Unit (with each Warrant underlying the Units being exercisable for $[___] per share), upon effectiveness of the dividend, this Unit Purchase Option will be adjusted to allow for the purchase of one Unit at $[___] per Unit, each Unit entitling the holder to receive two (2) Shares and two (2) Warrants (each Warrant exercisable for $[___] per share).

(ii) If after the date hereof, and subject to the provisions of Section 5(c), the number of outstanding Shares is decreased by a consolidation, combination or reclassification of the Shares or other similar event, then, on the effective date thereof, the number of Shares underlying each of the Units purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares. In such case, the number of Shares, and the exercise price applicable thereto, issuable upon exercise of the Warrants included in each of the Units purchasable hereunder shall be adjusted in accordance with the terms of the Warrants. For example, if the Company effects a one-for-two stock reverse stock split and immediately prior to such stock split this Unit Purchase Option is for the purchase of one Unit at $[___] per Unit (with each Warrant underlying the Units being exercisable for $[___] per share), upon effectiveness of the stock split, this Unit Purchase Option will be adjusted to allow for the purchase of one Unit at $[___] per Unit, each Unit entitling the holder to receive 0.5 Shares and 0.5 Warrants (each Warrant exercisable for $[___] per share).

(iii) In case of any reclassification or reorganization of the outstanding Shares other than a change covered by Section 5(a)(i) or 5(a)(ii) hereof or that solely affects the par value of such Shares, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Shares), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Unit Purchase Option shall have the right thereafter (until the expiration of the right of exercise of this Unit Purchase Option) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event plus the aggregate exercise price of the Shares underlying the Warrants immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of Shares of the Company obtainable upon exercise of this Unit Purchase Option and the underlying Warrants immediately prior to such event; and if any reclassification also results in a change in Shares covered by Section 5(a)(i) or 5(a)(ii), then such adjustment shall be made pursuant to Sections 5(a)(i) or 5(a)(ii) and this Section 5(a)(iii). The provisions of this Section 5(a)(iii) shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(iv) This form of Unit Purchase Option need not be changed because of any change pursuant to this Section 5, and Unit Purchase Options issued after such change may state the same Exercise Price and the same number of Units as are stated in the Unit Purchase Options initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Unit Purchase Options reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.

(b) Substitute Unit Purchase Option. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Shares), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental Unit Purchase Option providing that the holder of each Unit Purchase Option then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Unit Purchase Option) to receive, upon exercise of such Unit Purchase Option, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a holder of the number of Shares of the Company for which such Unit Purchase Option might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental Unit Purchase Option shall provide for adjustments which shall be identical to the adjustments provided in this Section 5. The above provision of this Section 5 shall similarly apply to successive consolidations or mergers.

(c) Fractional Interests. The Company shall not be required to issue certificates representing fractions of Shares or Warrants upon the exercise of the Unit Purchase Option, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of Warrants, Shares or other securities, properties or rights.

6. Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized Shares, solely for the purpose of issuance upon exercise of the Warrants underlying the Unit Purchase Option, such number of Shares or other securities, properties or rights as shall be issuable upon the conversion or exercise thereof. The Company further covenants and agrees that upon exercise of the Warrants underlying the Unit Purchase Option and payment of the respective Warrant exercise price therefor, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder. As long as the Unit Purchase Option shall be outstanding, the Company shall use its best efforts to cause all (i) Units issuable upon exercise of the Unit Purchase Option, and (ii) Shares issuable upon exercise of the Warrants included in the Units issuable upon exercise of the Unit Purchase Option to be listed (subject to official notice of issuance) on all securities exchanges (or, if applicable on the OTC Bulletin Board or any successor trading market) on which the Shares issued to the public in connection with the Offering may then be listed and/or quoted; provided, however, that the Company shall only be required to comply with (i) above to the extent the Units issued to the public in the Offering are still listed on a securities exchange.

7. Certain Notice Requirements.

(a) Right to Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent as a stockholder for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Unit Purchase Option and its exercise, any of the events described in Section 7(b) shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other stockholders of the Company with respect to the events enumerated in Section 7(b) at the same time and in the same manner that such notice is given to all stockholders, even if less than fifteen days.

(b) Enumerated Events. The Company shall be required to give the notice described in this Section 7 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, or (ii) the Company shall offer to all the holders of its Shares any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business shall be proposed.

(c) Change in Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 5 hereof, send notice to the Holders of such event and change (the “Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s President and Chief Financial Officer.

(d) Notice Delivery. All notices, requests, consents and other communications under this Unit Purchase Option shall be in writing and shall be deemed to have been duly made when hand delivered, or mailed by express mail or private courier service: (i) If to the registered Holder of the Unit Purchase Option, to the address of such Holder as shown on the books of the Company, or (ii) If to the Company, to the following address or to such other address as the Company may designate by notice to the Holders:

Helix TCS, Inc.

10200 E. Girard Avenue, Suite B420

Denver, CO 80231

Email: _________________

Attention: Zachary L. Venegas, Chief Executive Officer

8. Registration Rights.

(a)	Demand Registration.

(i) If requested in writing by the Holder, the Company agrees to register for resale the Warrants and the Shares underlying the Units (including the Shares underlying the Warrants included in the Units) (collectively, the “Registrable Securities”); provided, however, that Registrable Securities shall not include any Shares, the offer and sale of which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which are eligible for resale pursuant to Rule 144 of the Act without volume or manner-of-sale restriction pursuant to Rule 144 of the Act and without the requirement for the Company to be in compliance with the current public information requirements under Rule 144(c)(1) of the Act. The Holder may only make one demand request pursuant to this Section 8(a). The Company will use commercially reasonable efforts to file a short-form registration statement on Form S-3 (the “Form S-3”) with the Commission covering the resale of the Registrable Securities pursuant to Rule 415(a)(1)(i) within thirty (30) days after the Company is eligible to use such Form S-3. If the Company is not eligible to use Form S-3 to register all of the Registrable Securities, the Company shall use a Form S-1 or other appropriate form, rather than a Form S-3 but all other provisions remain the same. The Company shall bear all fees and expenses attendant to the registration of the Registrable Securities pursuant to this Section. The Company agrees to use its reasonable best efforts to cause the Form S-3 filing (or Form S-1 filing, as applicable) required herein to become effective promptly remaining effective until all Registrable Securities are sold. Notwithstanding anything to the contrary, the obligations of the Company pursuant to this Section 8 shall terminate on the fifth anniversary of the effective date of the Registration Statement pursuant to which the Offering is being made.

(ii) Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities, but the Holders shall pay any and all underwriting commissions. The Company agrees to use its reasonable best efforts to qualify or register the Registrable Securities in such states as are reasonably requested by the Holder(s) owning 50.1% or greater of the Registrable Securities; provided, however, that in no event shall the Company be required to register the Registrable Securities in a state in which such registration would cause (A) the Company to be obligated to qualify to do business in such state, or would subject the Company to taxation as a foreign corporation doing business in such jurisdiction, or (B) the principal stockholders of the Company to be obligated to escrow their shares of Common Stock of the Company. The Company shall use its best efforts to cause any registration statement or post-effective amendment filed pursuant to the demand rights granted under Section 8 to remain effective until all Registrable Securities are sold.

(b)	Piggy-Back Registration.

(i) Piggy-Back Rights. If at any time during the five year period commencing on the Effective Date the Company proposes to file a registration statement under the Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 8(a) hereof), other than a registration statement (A) filed in connection with any employee share option or other benefit plan, or (B) for an exchange offer or offering of securities solely to the Company’s existing stockholders, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an underwriter or underwriters shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggy-Back Registration.

(ii) Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the expenses of any legal counsel selected by the Holders to represent them in connection with the sale of the Registrable Securities but the Holders shall pay any and all underwriting commissions related to the Registrable Securities. In the event of such a proposed registration, the Company shall furnish the then Holders of outstanding Registrable Securities with not less than fifteen days written notice prior to the proposed date of filing of such registration statement. Such notice to the Holders shall continue to be given for each applicable registration statement filed (during the period in which the Unit Purchase Option is exercisable) by the Company until such time as all of the Registrable Securities have been registered and sold. The Holders of the Registrable Securities shall exercise the “piggy-back” rights provided for herein by giving written notice, within ten days of the receipt of the Company’s notice of its intention to file a registration statement. The Company shall use its best efforts to cause any registration statement filed pursuant to the above “piggyback” rights to remain effective until all Registrable Securities are sold.

(c)	General Terms.

(i) Indemnification. The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls such Holders within the meaning of Section 15 of the Act or Section 20 (a) of the Securities Exchange Act of 1934, as amended (“ Exchange Act ”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify Benchmark contained in the Placement Agency Agreement between Benchmark and the Company, dated as of July __, 2019 (“Placement Agreement”). The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its directors, its officers who signed the registration statement and persons who control the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in the Placement Agreement pursuant to which Dawson has agreed to indemnify the Company.

(ii) Exercise of Unit Purchase Option. Nothing contained in this Unit Purchase Option shall be construed as requiring the Holder(s) to exercise their Unit Purchase Option prior to or after the initial filing of any registration statement or the effectiveness thereof.

(iii) Documents Delivered to Holders. The Company shall deliver promptly to each Holder participating in the offering requesting the correspondence and memoranda described below and to the managing underwriter, if any, copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit each Holder and underwriter to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of FINRA. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times, during normal business hours, as any such Holder shall reasonably request.

(iv) Underwriting Agreement. The Company shall enter into an underwriting agreement with the managing underwriter(s), if any, selected by any Holders whose Registrable Securities are being registered pursuant to this Section 8, which managing underwriter shall be reasonably satisfactory to the Company. Such agreement shall be reasonably satisfactory in form and substance to the Company, each Holder and such managing underwriters, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter. The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holders, their Shares and their intended methods of distribution.

(v) Documents to be Delivered by Holder(s). Each of the Holder(s) participating in any of the foregoing offerings shall furnish to the Company a completed and executed questionnaire provided by the Company requesting information customarily sought of selling security holders.

(vi) Damages. Should the registration or the effectiveness thereof required by Section 8 hereof be delayed by the Company or the Company otherwise fails to comply with such provisions, the Holder(s) shall, in addition to any other legal or other relief available to the Holder(s), be entitled to obtain specific performance or other equitable (including injunctive) relief against the threatened breach of such provisions or the continuation of any such breach, without the necessity of proving actual damages and without the necessity of posting bond or other security.

9. Miscellaneous.

(a) Amendments. The Company and Benchmark may from time to time supplement or amend this Unit Purchase Option without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and Benchmark may deem necessary or desirable and that the Company and Benchmark deem shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

(b) Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Unit Purchase Option.

(c) Entire Agreement. This Unit Purchase Option (together with the other agreements and documents being delivered pursuant to or in connection with this Unit Purchase Option) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

(d) Binding Effect. This Unit Purchase Option shall inure solely to the benefit of, and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Unit Purchase Option or any provisions herein contained.

(e) Governing Law. This Unit Purchase Option shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Unit Purchase Option shall be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 7 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

(f) Waivers. The failure of the Company or the Holder to at any time enforce any of the provisions of this Unit Purchase Option shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Unit Purchase Option or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Unit Purchase Option. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Unit Purchase Option shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

(g) Counterparts. This Unit Purchase Option may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Such counterparts may be delivered by facsimile transmission or other electronic transmission.

(h) Exchange Agreement. As a condition of the Holder’s receipt and acceptance of this Unit Purchase Option, Holder agrees that, at any time prior to the complete exercise of this Unit Purchase Option by Holder, if the Company and Benchmark enter into an agreement (the “Exchange Agreement”) pursuant to which they agree that all outstanding Unit Purchase Options will be exchanged for securities or cash or a combination of both, then Holder shall agree to such exchange and become a party to the Exchange Agreement.

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IN WITNESS WHEREOF, the Company has caused this Unit Purchase Option to be signed by its duly authorized officer as of the ____ day of _____, 2019.

Helix TCS, Inc.

By:
Name:
Title:

Form To Be Used To Exercise Unit Purchase Option

Helix TCS, Inc.

10200 E. Girard Avenue, Suite B420

Denver, CO 80231

Email: _________________

Attention: Zachary L. Venegas, Chief Executive Officer

Date: ____________, 2019

The undersigned hereby elects irrevocably to exercise all or a portion of the within Unit Purchase Option and to purchase [_____] Units of Helix TCS, Inc., and hereby makes payment of $______ (at the rate of $______ per Unit) in payment of the Exercise Price pursuant thereto. Please issue the Shares and Warrants comprising the Units as to which this Unit Purchase Option is exercised in accordance with the instructions given below.

or

The undersigned hereby elects irrevocably to convert its right to purchase [_____] Units purchasable under the within Unit Purchase Option by surrender of the unexercised portion of the attached Unit Purchase Option (with a “Value” based of $______ based on a “Market Price” of $______). Please issue the securities comprising the Units as to which this Unit Purchase Option is exercised in accordance with the instructions given below.

Signature

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name:
(Print in Block Letters)

Address:

NOTICE: THE SIGNATURE TO THIS FORM MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN UNIT PURCHASE OPTION IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A BANK, OTHER THAN A SAVINGS BANK, OR BY A TRUST COMPANY OR BY A FIRM HAVING MEMBERSHIP ON A REGISTERED NATIONAL SECURITIES EXCHANGE.

Form To Be Used To Assign Unit Purchase Option

ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within Unit Purchase Option)

FOR VALUE RECEIVED, does hereby sell, assign and transfer unto the right to purchase Units of Helix TCS, Inc., (the “Company”) evidenced by the within Unit Purchase Option and does hereby authorize the Company to transfer such right on the books of the Company.

Dated:            , 2019

Signature

NOTICE: THE SIGNATURE TO THIS FORM MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN UNIT PURCHASE OPTION IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A BANK, OTHER THAN A SAVINGS BANK, OR BY A TRUST COMPANY OR BY A FIRM HAVING MEMBERSHIP ON A REGISTERED NATIONAL SECURITIES EXCHANGE.

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